EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                      Media Contact:  Andrea Smith
May 6, 2008                                                 702-367-5843
                  Analyst Contact:  Britta Carlson
          702-367-5624

Philip G. Satre to Succeed Walter M. Higgins
As Sierra Pacific Resources’ Chairman on August 1

LAS VEGAS – Sierra Pacific Resources (NYSE: SRP) today announced that Walter M. Higgins will retire as chairman and a member of the board of directors, effective July 31, 2008.  Effective August 1, Higgins will be succeeded as chairman by Philip G. Satre, the company’s current lead outside director, who has been a member of the Sierra Pacific board since January 2005.

Michael W. Yackira, president and chief executive officer of the company, said, "Walt Higgins has been a major force in the recovery and growth of Sierra Pacific Resources. We are very appreciative for his tremendous contributions to the success of our company."

Higgins said: "Phil Satre joined the Sierra Pacific board as a proven leader in both business and community affairs in Nevada over many years, and his contributions to our company have been and will continue to be invaluable as he and Michael work together in the years ahead. I will certainly miss my fellow directors, management and all of the fine employees I've dealt with during my tenure with the company. I am convinced Sierra Pacific Resources will continue to realize the success that has emerged in recent years."

"In the comparatively short time I've served on the Sierra Pacific board, I've seen the company make unprecedented progress," Satre said. "I will do everything I can to see that the momentum generated by Walt, Michael and entire team will continue from both the financial and operational perspectives."

Satre, 59, was formerly the chairman of the board of Harrah's Entertainment Inc. before retiring in 2005. He also served as Harrah's CEO for 10 years and, during his 25-year career with that organization, held numerous top management positions. He currently is a director of Nordstrom Inc., Rite Aid Corporation, the National Center for Responsible Gaming and Nevada Cancer Institute. He is a trustee of Stanford University and vice chairman of the National World War II Museum Inc.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada.

This press release may contain forward-looking statements regarding the future performance of Sierra Pacific Resources within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, the cautionary statements contained in Sierra Pacific Resources' Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC. Sierra Pacific Resources undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.